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                                   SUPPLEMENT
                               DATED MAY 25, 2000
                                       TO
                                PROXY STATEMENT
                                       OF
                         TRANSKARYOTIC THERAPIES, INC.

INTRODUCTION

    This supplement is being provided to holders of Common Stock, $.01 par value per share, of Transkaryotic Therapies, Inc., a Delaware corporation ("TKT"), for the purpose of supplementing the Proxy Statement dated May 15, 2000, which was furnished to holders of TKT Common Stock in connection with the solicitation of proxies by the Board of Directors of TKT for use at the Annual Meeting of Stockholders of TKT (the "Annual Meeting"). The Annual Meeting is scheduled to be held on Thursday, June 15, 2000, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, commencing at 10:00 a.m., local time.

    As more fully described in the Proxy Statement, at the Annual Meeting you will be asked to vote on proposals relating to the election of six directors to serve until the 2001 Annual Meeting of Stockholders and to the approval of an amendment to TKT's Amended and Restated Certificate of Incorporation increasing the number of authorized shares of Common Stock of TKT from 30,000,000 shares to 100,000,000 shares (the "Charter Amendment").

    This supplement is first being mailed to our stockholders on or about May 25, 2000. This supplement should be read in conjunction with TKT's Proxy Statement dated May 15, 2000.

BACKGROUND

    In February 2000, our Board of Directors unanimously approved and recommended that the stockholders of TKT approve the Charter Amendment increasing the number of authorized shares of Common Stock from 30,000,000 shares to 100,000,000 shares. In the Proxy Statement, we noted under the caption "Approval of Amendment Increasing Authorized Common Stock" that the authorization of the additional shares of Common Stock was necessary to provide shares for issuance in connection with the exercise of stock options expected to be granted under our stock option plans, possible future stock dividends, financings, joint ventures, acquisitions and other general corporate purposes. If the Charter Amendment is approved by the TKT stockholders, our Board of Directors will have the authority to issue shares of Common Stock without the necessity of further stockholder action. We also stated in the Proxy Statement that there were no existing plans, understandings or agreements for the issuance of any shares of Common Stock.

    The purpose of this supplement is to inform you that since the Proxy Statement was mailed to our stockholders, we have entered into an arrangement for the issuance of shares of Common Stock. On May 18, 2000, we entered into a Stock Purchase Agreement, with investment funds associated with E.M. Warburg, Pincus & Co., L.L.C. ("Warburg Pincus") pursuant to which Warburg Pincus agreed to purchase 10,000 shares of our Series A convertible preferred stock, $0.01 par value per share (the "Series A Stock"), for an aggregate price of $100,000,000. The Series A Stock would be convertible at the option of Warburg Pincus into approximately 3,570,000 shares of Common Stock at a conversion price of $28.00 per share.

    Pursuant to the terms of the Purchase Agreement, Warburg Pincus has agreed to purchase the Series A Stock at two closings. Warburg Pincus has agreed to purchase 9,000 shares of Series A Stock for an aggregate price of $90,000,000 at the first closing. This closing is subject to the satisfaction of
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certain closing conditions, including regulatory approval under the
Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act").

    Warburg Pincus has agreed to purchase the remaining 1,000 shares of Series A Stock for an aggregate price of $10,000,000 at the second closing. This closing is subject to the satisfaction of certain closing conditions, including the HSR Act condition described above and stockholder approval of the Charter Amendment. If the Charter Amendment is not approved by TKT stockholders by December 31, 2000, Warburg Pincus will not purchase the remaining 1,000 shares of Series A Stock.

    Although we are not seeking your consent to the sale of Series A Stock to Warburg Pincus, the Purchase Agreement or the other transactions contemplated by the Purchase Agreement, we would like to give you an opportunity to assess the impact of the Warburg Pincus transaction on your vote for the Charter Amendment.

SALE OF SERIES A STOCK TO WARBURG PINCUS

    In connection with Warburg Pincus' purchase of Series A Stock and under the Purchase Agreement, we have agreed that at or prior to the first closing we will
(1) enter into a registration rights agreement with Warburg Pincus providing Warburg Pincus certain demand and piggyback registration rights to have us register under the Securities Act of 1933, as amended, the shares of Common Stock issuable upon conversion of the Series A Stock purchased by them and
(2) file a Certificate of Designation setting forth the rights, preferences and powers of the Series A Stock with the Secretary of State of the State of Delaware.

    The rights, preferences and powers of the Series A Stock include:

    - THE RIGHT TO ELECT A DIRECTOR. Pursuant to the Certificate of Designation, so long as 9,000 shares of the Series A Stock remain outstanding, holders of the Series A Stock will have the exclusive right, voting separately as a class, to elect one director to our Board of Directors. In addition, we have agreed to nominate, recommend the election by our stockholders and use our best efforts to effect the election to our Board of Directors of (1) two individuals designated by Warburg Pincus if Warburg Pincus beneficially owns 20% of our outstanding Common Stock, including the shares of Common Stock issuable upon conversion of the Series A Stock, and (2) one individual designated by Warburg Pincus if Warburg Pincus beneficially owns at least 10% of our outstanding Common Stock, including the shares of Common Stock issuable upon conversion of the Series A Stock, or at least 90% of the shares purchased by Warburg Pincus pursuant to the Purchase Agreement. Any director elected by the holders of the Series A Stock will satisfy our obligation to nominate a designee of Warburg Pincus. We expect that following the second closing, the holders of Series A Stock will elect a director to our Board of Directors.

    - OTHER VOTING RIGHTS. The Series A Stock will vote together with our Common Stock on an as-converted basis. Additionally, we have agreed that, without the consent of the holders of a majority of the outstanding shares of the Series A Stock, we will not (1) authorize any additional shares of Series A Stock, (2) authorize or issue any shares of preferred stock ranking on liquidation prior and in preference to the Series A Stock or (3) otherwise amend, alter or repeal the preferences, special rights or other powers of the Series A Stock so as to affect adversely the Series A Stock.

    - LIQUIDATION PREFERENCE. Pursuant to the Certificate of Designation, upon a voluntary or involuntary liquidation, dissolution or winding up of TKT, the holders of the Series A Stock will be

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entitled to be paid out of TKT's assets available for distribution prior to any distribution to the holders of Common Stock an amount equal to $10,000 per share, plus any declared but unpaid dividends on the Series A Stock. A merger, consolidation or sale of all or substantially all of our assets will not be deemed a liquidation, dissolution or winding up.

    - CONVERSION RIGHTS. The holders of Series A Stock have the right, at any time at their option, to convert the Series A Stock into a number of shares of Common Stock determined by dividing $10,000 by the conversion price of $28.00 per share. The $28.00 conversion price is subject to adjustment in the case of any stock dividend, stock split, combination, capital reorganization, reclassification or merger or consolidation.

    - REDEMPTION RIGHTS. We may, at our option, redeem the Series A Stock at a price equal to $10,000 per share, plus declared but unpaid dividends. This redemption right may be exercised at any time after December 15, 2000 if the average of the closing prices of our Common Stock for any 20 consecutive trading days equals at least $35.00 per share.

VOTING PROCEDURES

    Enclosed for your convenience is a duplicate Proxy Card. If you have not already voted or would like to change your vote, please complete, sign, date and promptly return the enclosed Proxy Card in the enclosed envelope. If we receive the enclosed Proxy Card, duly executed and dated, prior to the Annual Meeting, any proxy that you previously granted will be, without further action, revoked. Any proxy previously granted to us may also be revoked by delivering written notice of revocation to the Secretary of TKT, prior to the time voting is declared closed or by attending the Annual Meeting and voting in person.

          IF YOU HAVE ALREADY RETURNED A PROXY CARD AND DO NOT WISH TO
                CHANGE YOUR VOTE, NO FURTHER ACTION IS REQUIRED.

    If you have questions or require an additional copy of the proxy statement, please contact us at 617-349-0200. Please address all written requests to Transkaryotic Therapies, Inc. 195 Albany Street, Cambridge, Massachusetts 02139,
Attention: Corporate Communications.

                                          By order of the Board of Directors

                                          Daniel E. Geffken, SECRETARY

Cambridge, Massachusetts
May 25, 2000

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